Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS RECORD 2015 FIRST QUARTER FINANCIAL RESULTS

LAS VEGAS, April 23, 2015 - Pinnacle Entertainment, Inc. (NYSE: PNK) today reported record financial results for the first quarter ended March 31, 2015.

2015 First Quarter Highlights:

•
Net revenues increased by $40.1 million or 7.5% year over year to a record $572.8 million and Consolidated Adjusted EBITDA increased by $16.5 million or 10.8% year over year to a record $169.7 million. Consolidated Adjusted EBITDA margin increased by 87 basis points to 29.6%.

•
All three of the Company's reporting segments produced year over year Adjusted EBITDA growth, with record results in the Midwest and South segments. In the 2015 first quarter, 14 of the Company's 15 operating properties produced a year over year improvement in Adjusted EBITDA, led by double digit year over year growth rates at Baton Rouge, East Chicago, River City and Kansas City and high single digit growth rates at St. Charles, Council Bluffs and Black Hawk.

•
Consolidated Adjusted EBITDA was negatively impacted by $0.8 million of cost related to the Lake Charles retention program, and benefited from a $3.6 million refund received on disputed vendor payments. The refund related principally to premiums for a 2014 insurance program.

•
The operations of Belterra Park were negatively impacted for 11 days of the 2015 first quarter by rising Ohio River water levels, including a full closure for four consecutive days. Management estimates that expenses and lost business volumes from disruption and closure had a $0.6 million negative impact on the Adjusted EBITDA of Belterra Park in the 2015 first quarter. Despite this, Belterra Park generated net revenues of $16.0 million and Adjusted EBITDA of $0.5 million in the 2015 first quarter and continues to ramp up in April, producing its highest daily average gaming revenue since opening.

•
Income from continuing operations increased by $8.4 million or 44.5% to $27.1 million from $18.7 million in the prior year period. Income from continuing operations margin increased by 121 basis points to 4.7% from 3.5% in the prior year period. GAAP diluted net income per share was $0.44 versus $0.31 in the prior year period. Adjusted income per share increased to $0.52 from $0.44 in the prior year period.

Additional Highlights:

•	In 2015 first quarter, the Company repaid $103 million of debt with cash flow from operations.

•
As previously announced, the Company may pursue equity financing to reduce its leverage, reduce cash interest expense and improve its free cash flow. The Company has again refined its potential equity raising plans to $450 million or less, driven by its strong operating performance and future outlook.

•
In April 2015, the Company completed the sale of excess land holdings in Reno, NV and Springfield, MA in separate transactions. The Company received total cash consideration of approximately $25 million from the disposals which was used to repay debt in the 2015 second quarter.

•	The Company will make the final payment of $25 million to the Ohio Lottery Commission for the Belterra Park video lottery terminal license in April 2015.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, "Our first quarter results demonstrate the strongest financial and operational performance in our history, with records set at both a consolidated level and at multiple properties across our portfolio. The financial results we achieved this quarter are due to the outstanding work done by our team members throughout the organization and our continued focus on operational excellence and positive outcomes for our team members, guests and stakeholders. We continue to benefit from the meaningful Ameristar integration initiatives completed last year, the ability to leverage the scale of our portfolio, and the cost and revenue synergy initiatives implemented since completing the Ameristar acquisition. We remain focused on maintaining the operational momentum we have built and on maximizing the financial performance of our properties as we progress through 2015.

Our revenue increased by $40.1 million or 7.5%, while our Consolidated Adjusted EBITDA increased by $16.5 million or 10.8% year over year in the 2015 first quarter. Our 2015 first quarter performance was driven by broad-based strength across our portfolio, with year over year net revenue growth at 12 of the Company's 15 operating properties and Adjusted EBITDA increases at 14 of 15 properties. This performance was led by double digit year over year growth rates at Baton Rouge, East Chicago, River City and Kansas City and high single digit growth rates at St. Charles, Council Bluffs and Black Hawk.

"Our property in Baton Rouge is beginning to hit its stride and is producing terrific results. L’Auberge Baton Rouge achieved all-time record net revenue, Adjusted EBITDA and margin performance in the 2015 first quarter. The property is in its third year of operation and our management team continues to make progress growing its profitable revenue streams, expanding its regional presence, and optimizing its cost structure and marketing mix.

"L'Auberge Lake Charles continues to perform well. Net revenues and Adjusted EBITDA declined modestly year over year in the 2015 first quarter, despite the addition of a new competitor in December 2014. Our team in Lake Charles remains focused on delivering memorable service and experiences to our guests, while continuing to drive profitable revenue streams and prudently managing the property’s expense structure.

"At Belterra Park, we generated net revenue of $16.0 million and Adjusted EBITDA of $0.5 million in the 2015 first quarter. Despite gaming volumes at the property being negatively impacted for 11 days in March by rising Ohio River water levels, including four days of full closure through a weekend, we were able to improve the profitability of the facility and generate a quarterly sequential increase in its Adjusted EBITDA. We remain focused on increasing the regional awareness and gaming revenue at Belterra Park, while prudently managing the property's cost structure in a manner that doesn't affect its guest experience or profitable revenue streams. We believe these efforts are starting to bear fruit and we expect Belterra Park to be a meaningful contributor to our Consolidated Adjusted EBITDA in 2015.

"From a macro perspective, in the 2015 first quarter, we saw trends continue to improve across our portfolio, with gaming revenues increasing approximately 4% on a same store basis in the quarter. While milder winter weather contributed to the year over year improvement, particularly in January, we believe the broad-based revenue recovery is a fundamental improvement in demand, as this quarter highlights. We are also encouraged by the 1.5% increase we saw in guest visitation in the 2015 first quarter, which was combined with increased spend per visit," concluded Mr. Sanfilippo.

Summary of First Quarter Results

(in thousands, except per share data)	Three months ended March 31,
	2015	2014
Net revenues	$572,839	$532,769
Consolidated Adjusted EBITDA (1)	$169,723	$153,234
Consolidated Adjusted EBITDA margin (1)	29.6%	28.8%
Operating income (2)	$93,077	$87,723
Income from continuing operations	$27,079	$18,744
Income from continuing operations margin	4.7%	3.5%
GAAP net income	$27,296	$19,043
Diluted net income per share	$0.44	$0.31
Adjusted income per share (1)	$0.52	$0.44

(1)
For a further description of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, and Adjusted income per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.

(2)
Operating income in the 2015 first quarter includes $1.6 million in pre-opening, development and other costs versus $3.4 million in the prior year period, and a $3.1 million net negative impact related to write-downs, reserves and recoveries versus a net negative impact of $0.6 million in the prior year period.

In the 2015 first quarter, revenues increased by $40.1 million or 7.5% to $572.8 million, while Consolidated Adjusted EBITDA was $169.7 million, an increase of $16.5 million or 10.8% compared to the same period in 2014. Consolidated Adjusted EBITDA was negatively impacted by $0.8 million of cost related to the Lake Charles team member retention program, and benefited from a $3.6 million refund received on disputed vendor payments. The refund related principally to premiums paid for a 2014 insurance program; the Company expects the recurring annual cost of this insurance program to decline by an amount similar to the refund on a go-forward basis. Consolidated Adjusted EBITDA margin increased by 87 basis points year over year to 29.6%.

Operating income increased by $5.4 million to $93.1 million in the 2015 first quarter versus $87.7 million in the prior year period, despite additional depreciation expense associated with Belterra Park and the recently opened New Orleans hotel. Income from continuing operations increased by $8.4 million or 44.5% to $27.1 million in the 2015 first quarter from $18.7 million in the prior year period. Income from continuing operations margin increased by 121 basis points to 4.7% from 3.5% in the prior year period.

GAAP diluted net income per share was $0.44 in the 2015 first quarter versus $0.31 in the prior year period. Adjusted income per share increased by $0.08 or 18.2% year over year to $0.52 in the 2015 first quarter from $0.44 in the prior year period. Income from continuing operations, GAAP diluted net income per share and Adjusted income per share increased year over year, driven by the Company's strong revenue and margin performance and lower interest expense from the substantial debt repayments made since completing the Ameristar acquisition in 2013.

2015 First Quarter Operational Overview

Midwest Segment
In the Midwest segment, revenues increased by $33.7 million or 12.0% year over year to $313.9 million in the 2015 first quarter. Adjusted EBITDA increased by $10.7 million or 11.9% to $100.8 million. Adjusted EBITDA margin was 32.1%, essentially unchanged year over year. On a same store basis excluding Belterra Park, segment net revenues increased by $18.1 million or 6.5% year over year, while Adjusted EBITDA increased by $10.1 million or 11.2%. On this same basis, Adjusted EBITDA flow through was strong and Adjusted EBITDA margins increased by approximately 143 basis points year over year. Midwest segment Adjusted EBITDA benefited by $1.7 million from a refund received on disputed vendor payments.

Strong operating results in the Midwest segment in the 2015 first quarter were broad-based, with every property in the segment producing year over year increases in both net revenue and Adjusted EBITDA. East Chicago, River City and Kansas City produced strong double digit Adjusted EBITDA growth, while St. Charles and Council Bluffs produced high single digit Adjusted EBITDA growth. Expense discipline across the Midwest segment drove year over year margin expansion at six of its seven properties.

South Segment
In the South segment, revenues increased by $3.7 million or 1.9% year over year to $203.7 million in the 2015 first quarter. Adjusted EBITDA increased by $2.9 million or 4.5% to $67.5 million. Adjusted EBITDA margin was 33.2%, an increase of 82 basis points year over year. 2015 first quarter South segment Adjusted EBITDA was negatively impacted by $0.8 million of cost associated with the Lake Charles team member retention program, and a $1.3 million benefit from a refund received on disputed vendor payments. The Company expects to incur an additional expense of $0.9 million in the 2015 second quarter related to the final installment paid to team members in the Lake Charles retention program.

South segment results in the 2015 first quarter were driven by the strong performance of L'Auberge Lake Charles and record net revenue, Adjusted EBITDA and Adjusted EBITDA margins at L'Auberge Baton Rouge, as the property continues to ramp up its presence in the Baton Rouge and broader Gulf Coast regional gaming markets and increase its operational efficiency. On December 7, 2014, the Golden Nugget commenced operations in Lake Charles, with the 2015 first quarter being its first full quarter of operation. During the 2015 first quarter, L'Auberge Lake Charles experienced a low single digit decline in both net revenue and Adjusted EBITDA despite the addition of a new competitor to the market.

Boomtown New Orleans registered year over year increases in net revenue and Adjusted EBITDA, driven by refinements made to the operating plans of the property, improved operational efficiency, and the ramp up of the new hotel at the property. Net revenues at Ameristar Vicksburg declined modestly; however, a focus on operational efficiency produced Adjusted EBITDA growth and margin expansion at the property. Boomtown Bossier City saw its revenues unchanged year over year, with expense discipline permitting year over year growth of Adjusted EBITDA.

West Segment
West segment revenues were $53.7 million in the 2015 first quarter, an increase of $3.1 million or 5.9% year over year. Adjusted EBITDA was $20.7 million, an increase of $2.4 million or 13.1% year over year. Adjusted EBITDA margin was 38.4%, an increase of 233 basis points year over year. The strong performance of the West segment in the 2015 first quarter was driven by revenue growth and operational efficiency at Ameristar Black Hawk, and a focus on expense discipline at Horseshu and Cactus Pete's. West segment Adjusted EBITDA benefited by $0.4 million from a refund received on disputed vendor payments.

Corporate Expenses and Other
Corporate expenses and other, which is principally comprised of corporate overhead expenses, as well as the Heartland Poker Tour and Retama Park management operations, decreased by $0.6 million year over year in the 2015 first quarter to $19.2 million. Corporate expenses and other benefited by $0.2 million from a refund received on disputed vendor payments.

Solid Balance Sheet and Operational Progress
Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, "In the 2015 first quarter we executed well on our business plan, particularly in the areas of profitable revenue increases and cost containment. On a same store basis, excluding both Belterra Park and the unusual items in the quarter, Consolidated Adjusted EBITDA margins were strong, increasing 109 basis points year over year, and flow-through was solid and in excess of 50%. A continual focus on removing non-value added expenses from our businesses and prudent marketing spending in areas that drive profitable revenue streams is a key driver behind these positive outcomes. We will stay focused on expense discipline and operational efficiency as we progress through 2015, particularly in areas of marketing and promotional spending.

"We made significant progress on our deleveraging program in the 2015 first quarter. We generated strong free cash flow of approximately $83 million, and were able to repay $103 million of total debt in the quarter. The first quarter is our strongest core free cash flow quarter on record. Also related to our deleveraging plans, we again reduced the amount of equity financing we may seek from $700 million to $450 million or less. The reduction is a direct result of our strong 2015 first quarter operating performance, our future outlook, and not the result of a material change to our risk tolerances. The amount of equity we may ultimately pursue could be lower still, and will depend on various factors, including our future operating performance and outlook for our corporate and capital structure. Should we pursue the equity raise, we would carefully consider structures that minimize dilution to our existing shareholders," concluded Mr. Ruisanchez.

Liquidity, Capital Expenditures and Interest Expense

Liquidity
At March 31, 2015, the Company had approximately $159.3 million in cash and cash equivalents. As of March 31, 2015, approximately $561.6 million was drawn on the Company’s $1.0 billion revolving credit facility and approximately $13.2 million of letters of credit were outstanding. Total principal amount of debt at the end of the 2015 first quarter was $3.85 billion.

In 2015 first quarter, the Company repaid $58 million of term loans and $45 million of outstanding borrowings on its revolving credit facility, for a reduction in total debt of $103 million during the quarter.

Capital Expenditures
Capital expenditures were approximately $21.1 million in the 2015 first quarter and related principally to maintenance capital expenditures on existing operating assets and corporate initiatives.  In the 2015 first quarter, cash expenditures totaled $1.9 million for the Boomtown New Orleans hotel and $0.9 million for Belterra Park Gaming and Entertainment Center.

Interest Expense
Gross interest expense before capitalized interest was $61.1 million in the 2015 first quarter, compared to $68.6 million in the prior year period.  The decrease in gross interest expense is attributable to the substantial reduction in total debt the company has achieved with asset sales proceeds and operating cash flow. Capitalized interest for 2015 first quarter was zero versus $1.6 million in the prior year period.

Investor Conference Call
Pinnacle Entertainment will hold a conference call for investors today, Thursday, April 23, 2015, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2015 first quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 68847876. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available to all interested parties in the Events & Presentations section of the Company’s Investor Relations website following its conclusion. The Company’s Investor Relations website can be accessed at http://investors.pnkinc.com.

Non-GAAP Financial Measures
Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening, development and other costs, asset impairment costs, impairment of equity method investment, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income (loss) from equity method investment, non-controlling interest and discontinued operations, finite-lived intangible amortization, significant unusual items, and adjustment for taxes on such items. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening, development and other costs separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDA is a useful measure for investors because it is an indicator of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry.  Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets, significant unusual items, or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss) and Adjusted income (loss) per share described above, are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.

Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Reporting Segments
The Company defines Adjusted EBITDA for each reporting segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, inter-company management fees, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each reporting segment as Adjusted EBITDA divided by revenues for such segment. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment properties, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, and Ohio. The Company also holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

All statements included in this press release, other than historical information or statements of historical fact, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to separate its real estate assets into a REIT and the timing thereof; ability to obtain financing in connection with the REIT transaction and the amount of the equity financing required in connection with the REIT transaction; the financial results of the Company for the second quarter of 2015; ability to implement strategies to improve revenues and operating margins at the Company’s properties, reduce costs and debt; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness; the ability of the Company to improve the results of operations at the Company’s properties, including Belterra Park Gaming and Entertainment Center; the potential impact of the Golden Nugget’s Lake Charles resort on the Company’s results of operations; the expected benefits of the Company’s marketing programs; and the Company's anticipated future capital expenditures; are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to: (a) the Company's business may be sensitive to reductions in consumers' discretionary spending as a result of downtowns in the economy; (b) significant competition in the gaming industry in all of the Company's markets could adversely affect the Company's revenues and profitability; (c) the Company’s business may be harmed from cyber security attacks which could adversely affect the Company’s revenues and profitability; (d) there are a number of implementation and operational complexities to address before the Company executes the potential REIT transaction, including obtaining required regulatory approvals, financings and possible internal reorganizations. The Company can provide no assurance as to whether it will be able to separate its real estate assets to a REIT; (e) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; and (f) other risks, including those as may be detailed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"). For more information on the potential factors that could affect the Company's financial results and business, review the Company's filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

References in this press release to "Pinnacle Entertainment, Inc.," "Pinnacle, " "Company," "we," "our" or "us" refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Ameristar, Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge , River City, and Belterra Park are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Tracy West
Vice President, Finance, Investor Relations & Treasury	Vice President, Communications
702/541-7777 or investors@pnkmail.com	702/541-7777 or tracy.west@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	For the three months ended March 31,
	2015	2014
	(Unaudited)
Revenues:
Gaming	$514,347	$480,140
Food and beverage	32,030	27,613
Lodging	11,495	10,790
Retail, entertainment and other	14,967	14,226
Total revenues	572,839	532,769
Expenses and other costs:
Gaming	264,885	247,994
Food and beverage	29,167	24,712
Lodging	5,788	5,129
Retail, entertainment and other	5,090	4,576
General and administrative	102,290	100,267
Depreciation and amortization	67,831	58,311
Pre-opening, development and other costs	1,567	3,412
Write-downs, reserves and recoveries, net	3,144	645
Total expenses and other costs	479,762	445,046
Operating income	93,077	87,723
Interest expense, net	(61,083)	(66,789)
Loss from equity method investments	(83)	—
Income from continuing operations before income taxes	31,911	20,934
Income tax expense	(4,832)	(2,190)
Income from continuing operations	27,079	18,744
Income from discontinued operations, net of income taxes	217	299
Net income	27,296	19,043
Net loss attributable to non-controlling interest	(10)	(4)
Net income attributable to Pinnacle Entertainment, Inc.	$27,306	$19,047
Net income per common share—basic
Income from continuing operations	$0.45	$0.32
Income from discontinued operations, net of income taxes	—	—
Net income per common share—basic	$0.45	$0.32
Net income per common share—diluted
Income from continuing operations	$0.44	$0.31
Income from discontinued operations, net of income taxes	—	—
Net income per common share—diluted	$0.44	$0.31

Number of shares—basic	60,508	59,263
Number of shares—diluted	62,396	61,150

1

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$159,321	$164,654
Other assets, including restricted cash	1,607,590	1,630,759
Land, buildings, vessels and equipment, net	2,964,270	3,017,009
Assets held for sale and assets of discontinued operations	21,701	21,260
Total assets	$4,752,882	$4,833,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities, other than long-term debt	$360,475	$379,504
Long-term debt, including current portion	3,883,502	3,986,654
Deferred income taxes	181,505	177,729
Liabilities held for sale and liabilities of discontinued operations	383	413
Total liabilities	4,425,865	4,544,300
Total stockholders' equity	327,017	289,382
Total liabilities and stockholders' equity	$4,752,882	$4,833,682

2

Pinnacle Entertainment, Inc.
Supplemental Information
Revenues and Adjusted EBITDA and
Reconciliations of Consolidated Adjusted EBITDA to Income from Continuing Operations and Consolidated Adjusted EBITDA Margin to Income from Continuing Operations Margin
(In thousands, unaudited)

	For the three months ended March 31,
	2015	2014
Revenues:
Midwest (a)	$313,894	$280,237
South (b)	203,665	199,947
West (c)	53,728	50,654
Total Segment Revenues	571,287	530,838
Corporate and Other (d)	1,552	1,931
Total Revenues	$572,839	$532,769

Adjusted EBITDA:
Midwest (a)	$100,780	$90,120
South (b)	67,524	64,639
West (c)	20,658	18,298
Segment Adjusted EBITDA	188,962	173,057
Corporate Expenses and Other (d)	(19,239)	(19,823)
Consolidated Adjusted EBITDA (e)	$169,723	$153,234

Other costs:
Depreciation and amortization	$(67,831)	$(58,311)
Pre-opening, development and other costs	(1,567)	(3,412)
Non-cash share-based compensation expense	(4,104)	(3,143)
Write-downs, reserves and recoveries, net	(3,144)	(645)
Interest expense, net	(61,083)	(66,789)
Loss from equity method investment	(83)	—
Income tax expense	(4,832)	(2,190)
Income from continuing operations	$27,079	$18,744
Consolidated Adjusted EBITDA margin % (e)	29.6%	28.8%
Income from continuing operations margin %	4.7%	3.5%

(a)	Midwest segment includes: Ameristar Council Bluffs, Ameristar East Chicago, Ameristar Kansas City, Ameristar St. Charles, Belterra Casino Resort, Belterra Park and River City.

(b)	South segment includes: Ameristar Vicksburg, Boomtown Bossier City, Boomtown New Orleans, L’Auberge Baton Rouge, and L’Auberge Lake Charles.

(c)	West segment includes: Ameristar Black Hawk, Cactus Pete's and the Horseshu.

(d)	Corporate expenses and Other includes corporate expenses, as well as the results of Heartland Poker Tour and from the management of Retama Park Racetrack.

(e)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of GAAP Net Income to Adjusted Net Income
and GAAP Net Income Per Share to Adjusted Income Per Share
(In thousands, except per share amounts, unaudited)

	For the three months ended March 31,
	2015	2014
GAAP net income	$27,296	$19,043
Pre-opening, development and other costs	1,567	3,412
Write-downs, reserves and recoveries, net	3,144	645
Employee retention program costs	822	—
Vendor payment refund	(3,633)	—
Loss on equity method investment	83	—
Amortization of intangible assets (a)	3,890	5,098
Adjustment for income taxes	(789)	(943)
Income from discontinued operations, net of income taxes	(217)	(299)
Adjusted net income (b)	$32,163	$26,956

GAAP net income	$0.44	$0.31
Pre-opening, development and other costs	0.03	0.06
Write-downs, reserves and recoveries, net	0.05	0.01
Employee retention program costs	0.01	—
Vendor payment refund	(0.06)	—
Loss on equity method investment	—	—
Amortization of intangible assets (a)	0.06	0.08
Adjustment for income taxes	(0.01)	(0.02)
Income from discontinued operations, net of income taxes	—	—
Adjusted income per share (b)	$0.52	$0.44
Number of shares—diluted	62,396	61,150

(a)	Includes amortization related to the acquired Ameristar player lists.

(b)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.

4